                    THE RAYMOND CORPORATION
                          EXHIBIT 11
               Computation of Earnings per Share
              (In thousands except per share data)

                                                    3 Month period ended                  6 Month period ended
                                                          June 30,                               June 30,
                                                      1995         1994     (1)             1995         1994     (1)
PRIMARY                                           ____________ ____________             ____________ ____________
    Average shares outstanding                           6,676        6,646                    6,669        6,646

    Net effect of dilutive stock options -
      based on the treasury method
      using average market price                            74           61                       71           60
                                                   ___________  ___________              ___________  ___________
           Total                                         6,750        6,707                    6,740        6,706
                                                   ===========  ===========              ===========  ===========
    Net income                                          $3,485       $2,464                   $6,560       $4,468
                                                   ===========  ===========              ===========  ===========

    Per share amount                                     $0.52        $0.37                    $0.97        $0.67
                                                        ======       ======                   ======       ======
                                                                                                (2)
FULLY DILUTED

    Average shares outstanding                           6,676        6,646                    6,669        6,646

    Net effect of dilutive stock options -
      based on the treasury method using
      the period end market price, if higher
      than average market price                             76           78                       76           78

    Assumed conversion of 6.50% convertible
      subordinated debentures                            3,408        3,408                    3,408        3,408
                                                   ___________  ___________              ___________  ___________
           Total                                        10,160       10,132                   10,153       10,132
                                                   ===========  ===========              ===========  ===========

    Net income                                          $3,485       $2,464                   $6,560       $4,468

    Add 6.50% convertible subordinated
      debentures interest, net of federal
      income tax effect                                    617          617                    1,233        1,233
                                                   ___________  ___________              ___________  ___________
           Total                                        $4,102       $3,081                   $7,793       $5,701
                                                   ===========  ===========              ===========  ===========

    Per share amount                                     $0.40        $0.30                    $0.77        $0.56
                                                        ======       ======                   ======       ======


(1)  Adjusted for the 1995 five percent stock dividend.

(2) The 1995 per share amount of $0.98 reported in the year to date consolidated financial statements exclude the net effect of dilutive stock options as the aggregate dilution from these securities was immaterial (less than three percent of earnings per common share outstanding).